Exhibit 24


Limited Power of Attorney


I, Frederick R. Dewey, hereby appoint John H.D. Dewey my true and lawful Attorney-in-Fact for the limited purpose of executing and filing on my behalf, as co-executor of the Estate of Frances D. Dewey (the "Estate"), all Forms 3, 4 and 5 (and any amendments thereto, and any other filings, that I may be required to file or make on behalf of the Estate with the U.S. Securities and Exchange Commission ("SEC") with respect to shares of The Dewey Electronics Corporation held by the Estate and performing any and all other acts which, in the discretion of such Attorney-in-Fact, are necessary or desirable in connection therewith. The authority of John H.D. Dewey under this limited power of attorney shall continue until I am no longer required, in my capacity as co-executor, to make any filings on behalf of the Estate with the SEC with respect to the aforesaid securities, unless earlier revoked in writing. I acknowledge that John H.D. Dewey is not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


/s/ Frederick R. Dewey
Frederick R. Dewey

Date:  8/20/2009